UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 8, 2025

ROCKET LAB USA, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39560	98-1550340
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3881 McGowen Street
Long Beach, California		90808
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: 714 465-5737
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RKLB	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.
On May 8, 2025, Rocket Lab USA, Inc. (the “Company”) issued a press release announcing its financial results for the first quarter ended March 31, 2025. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information in this Item 2.02, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 (the “Section”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 8.01 Other Events.
On May 8, 2025, the Company announced plans to implement a holding company reorganization (the “Holding Company Reorganization”), currently planned to become effective by June 1, 2025, by executing a tax-free merger of the Company with and into Rocket Lab Merger Sub, Inc., a newly formed Delaware corporation that is a subsidiary of a newly formed Delaware corporation, Rocket Lab Corporation (“Rocket Lab Corporation”). Upon the effectiveness of the Holding Company Reorganization, Rocket Lab Corporation would become the successor issuer to the Company, a Delaware corporation.
The Company anticipates multiple benefits as a result of the Holding Company Reorganization, including a more efficient structure to accommodate growth through acquisitions and opportunities and better management of risks and liabilities.
Each share of the Company’s common stock, par value $0.0001 per share (“Company Common Stock”) and each share of the Company’s Series A Convertible Participating Preferred Stock, par value $0.0001 per shares (“Company Series A Preferred Stock”), issued and outstanding immediately prior to the Holding Company Reorganization would automatically be converted into an equivalent corresponding share of Rocket Lab Corporation’s common stock, par value $0.0001 per share (“Rocket Lab Corporation Common Stock”) or Rocket Lab Corporation’s Series A Convertible Participating Preferred Stock, par value $0.0001 per share (“Rocket Lab Corporation Series A Preferred Stock”), respectively, having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of Company Common Stock or Company Series A Preferred Stock being converted.
Accordingly, upon consummation of the Holding Company Reorganization, the Company’s stockholders immediately prior to the consummation of the Holding Company Reorganization would become stockholders of Rocket Lab Corporation. The stockholders of the Company would not recognize gain or loss for U.S. federal income tax purposes upon the conversion of their shares of Company Common Stock in the Holding Company Reorganization.
The Holding Company Reorganization would be conducted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, which provides for the formation of a holding company without a vote of the stockholders of the constituent corporation. The conversion of stock would occur automatically without any action on the part of existing securityholders. Immediately after the Holding Company Reorganization, stock certificates and book-entries that previously represented shares of Company Common Stock or Company Series A Preferred Stock would represent the same number of shares of the corresponding shares of Rocket Lab Corporation Common Stock or Rocket Lab Corporation Series A Preferred Stock, as applicable. Following the consummation of the Holding Company Reorganization, Rocket Lab Corporation Common Stock would continue to trade on the Nasdaq Capital Market on an uninterrupted basis under the symbol “RKLB” with a new CUSIP number. Immediately after consummation of the Holding Company Reorganization, Rocket Lab Corporation would have, on a consolidated basis, the same directors, assets, businesses and operations as the Company had immediately prior to the consummation of the Holding Company Reorganization. The directors of Rocket Lab Corporation and their committee memberships and titles would be the same as the directors of the Company immediately prior to the Holding Company Reorganization. The executive officers and officers of Rocket Lab Corporation would be the same as the executive officers and officers, respectively, of the Company immediately prior to the Holding Company Reorganization, with the same title, duties and responsibilities.
The Company may determine not to implement the Holding Company Reorganization or the completion of the Holding Company Reorganization could be delayed beyond the currently anticipated timeframe, including for factors beyond the control of the Company.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description
99.1	Press Release of Rocket Lab USA, Inc., dated May 8, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKET LAB USA, INC.

Date:	May 8, 2025	By:	/s/ Adam Spice
Adam Spice Chief Financial Officer